Exhibit 99

                                                        Contact: Richard J. Moen
                                                                    701/297-4288
                                                         invest@rdoequipment.com

FOR IMMEDIATE RELEASE


                       RDO EQUIPMENT ANNOUNCES INITIATIVES
                            TO SUPPORT FUTURE GROWTH

                      ACTIONS INCLUDE INVENTORY WRITEDOWNS
                        AND RESERVES AND ONE-TIME CHARGES

                    OFFUTT AND OTHER INSIDERS INFORM COMPANY
                           OF INTENT TO PURCHASE STOCK

      FARGO, N.D. - (BUSINESS WIRE) - October 27, 1998 - RDO Equipment Co. (NYSE: RDO) today announced that it will undertake a number of corporate actions designed to generate cash and fund future growth opportunities and to discontinue non-strategic operations and achieve more cost efficient operations.

"We have carefully assessed current industry and financial market conditions, as well as conditions that are projected to impact our business over the next six to 18 months," stated Ronald D. Offutt, Chairman and Chief Executive Officer. "The farm economies served by our agricultural equipment dealerships have experienced severe financial problems due to recurring excess moisture and plant disease in the Midwest, reduced exports of food products to Asia, and continuing erosion of many crop prices worldwide. We have also reviewed industry outlooks from manufacturers, forecasts and surveys by economists, investment analysts and governmental units, and the status of capital markets for raising equity and debt."

"Based on this assessment, we are taking various actions which we believe will position RDO Equipment to take advantage of opportunities to expand market share, enlarge our existing business platforms, and effect strategic acquisitions in new markets," added Offutt. "The most significant action relates to a new and more aggressive pricing strategy with respect to wholegoods in our agricultural equipment segment. We believe this new pricing strategy will stimulate sales, thereby reducing inventory levels and generating liquidity to continue to fund growth initiatives. Further, this action is expected to solidify our agricultural customer base during these trying times."

Offutt went on to state that inventory writedowns and reserves related to these actions will total approximately $15 million and will be reflected in the Company's financial statements for its fiscal third quarter ending October 31, 1998. Further, Offutt stated that the Company anticipates taking one-time charges of approximately $2.2 million in the third quarter primarily in


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connection with asset writedowns and severance costs, which include exiting the agricultural irrigation equipment business.

"Based on recent economic forecasts and industry outlooks, we believe that long-term fundamentals are solid, but that the current slowdown is likely to worsen in the short-term," stated Offutt. "By taking these actions now, we believe that the Company will be well positioned to meet any challenges next year while being aggressive in pursuing growth opportunities. In this difficult environment, our preliminary outlook for fiscal year ending January 31, 2000 is for Company earnings from existing operations to be near Company earnings for fiscal 1999 which are expected to be approximately $12 million, or $0.90 per share, before accounting for these actions."

In other news, the Company announced that it has been informed by Company founder and Chief Executive Officer, Ronald D. Offutt, and by other officers and directors of the Company, of their intent to purchase shares of the Company's Class A Common Stock, subject to market conditions and pricing restrictions. The shares may be purchased from time to time in the open market, through block or privately negotiated transactions or otherwise. The Company has outstanding approximately 5.73 million shares of its Class A Common Stock and 7.45 million shares of its Class B Common Stock. The Class A Common Stock is listed on the New York Stock Exchange. Offutt is the only holder of the Company's Class B Common Stock.

RDO Equipment Co. is one of the leading and fastest growing companies engaged in the restructuring and consolidation of the equipment and truck retail industries in the United States. It operates 64 retail stores in ten states, specializing in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities.

The future results of the Company, including results related to forward-looking information in this release, involve a number of risks and uncertainties. Important factors (such as customer confidence, weather, interest rates and worldwide and local economic conditions) that will affect future results of the Company, including factors that could cause actual results to differ materially from those indicated by forward-looking statements, are discussed in the Company's Current Report on Form 8-K dated April 24, 1998, and other filings with the Securities and Exchange Commission. The Company makes no commitment to revise forward-looking statements, or to disclose subsequent facts, events or circumstances that may bear upon forward-looking statements.



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